Eco-Trade Corp 10-K
Exhibit 21.1

List of Subsidiaries

Company	Ownership %
Davy Crocket Gas Company LLC	100%
Vortex Ocean One, LLC	100%
EA Emerging Venture Corp (sold on April 15, 2010)	100%